                            FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
              Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

    Dearlove             A.                James
    ---------------------------------------------------
    (Last)              (First)           (Middle)

    One Radnor Corporate Center, Suite 200
    100 Matsonford Road
    ---------------------------------------------------
                   (Street)

    Radnor                PA              19087
    ---------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

      PENN VIRGINIA CORPORATION (PVA)
     -----------------------------------------


3.  Statement for Month/Year

    May 1998
    ------------------------------------------


4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)

    __X__ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other (specify below)

    President and Chief Executive Officer
    -------------------------------------


6.  Individual or Joint/Group Filing
    (Check applicable line)
    _X__  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

                                                   3. Transaction
                                   2. Transaction     Code
                                      Date            -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
-----

                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount   (D)       Price
-----------------------------------   ------   -------   --------
-----
                                                     6. Ownership
                                   5. Amount of         Form
                                      Securities        Direct
                                      Beneficially      (D) or
                                      owned at          Indirect
1. Title of Security                  End of Month      (I)
-----------------------------------   ------------      ---------
-----

                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
-----



Table II - Derivative Securities Acquired, Disposed of, or
           Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative        Date
       Security                 Security             (Mo/Day/Yr)
-----------------------------   ------------------    -----------
Nonqualified Stock Options      $29.50                1/2/98

                                                   5. Number of
                                                      Derivative
                                                      Securities
                                                      Acquired
                                                        (A) or
                                                       Disposed
                                                        (D) of
                             4. Transaction Code      ------------
1. Title of Derivative          ----------------
       Security                 Code         V         (A)   (D)
-----------------------------   ----------------      -----------
Nonqualified Stock Options      A           V         200    ---


                             6. Date Exercisable
                                and Expiration     7. Title and
                                Date (Mo/Day/Yr)      Amount of
                                -----------------     Underlying
Exercise Price                  Date       Expir-     Securities
1. Title of Derivative          Exer-      ation      ------------------
   Security                     cisable    Date       Title         Amount
-----------------------------   ------------------    -----------   ------
Nonqualified Stock Options      1/2/99     1/1/08     Common Stock  200
                                                      $6.25
                                                      par value

                                                  9. Number of
                                                     Derivative
                                                     Securities
                                                     Beneficially
Exercise Price               8. Price of             Owned at
1. Title of Derivative          Derivative           End of
       Security                 Security             Month
-----------------------------   ------------------   ------------
Nonqualified Stock Options      -0-                  232,800 <F1>


                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
Exercise Price                   Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                  (I)                  Ownership
-----------------------------   ------------------    -----------
Nonqualified Stock Options      D                     ---



Explanation of Responses.
[FN]
<F1>  On August 15, 1997, the common stock of Penn Virginia Corporation split
      2-for-1 resulting in the Reporting Person's acquisition of options for an additional 118,800 shares of common stock.



Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


A. James Dearlove                              June 5, 1998
-------------------------------------------   ------------------
Signature of Reporting Person                    Date



By: /s/ Nancy M. Snyder
    ---------------------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer